Exhibit 99.2

May 21, 2010 Alberto-Culver Company 2525 Armitage Avenue Melrose Park, Illinois 60160	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Re:	Alberto-Culver Company
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Alberto-Culver Company, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (Registration No. 333-161833), including the prospectus constituting a part thereof, dated September 10, 2009, and the final supplement to the prospectus, dated May 18, 2010 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of $150,000,000 aggregate principal amount of 5.150% Notes due 2020 (the “Notes”). The Notes are to be issued under the Company’s indenture, to U.S. Bank National Association, as trustee (the “Trustee”), dated May 21, 2010 (the “Indenture”), with certain terms of the Notes being established by certain officers of the Company in a certificate, dated May 18, 2010, who have been authorized by its Board of Directors to do so.

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have also assumed without verification that the Indenture has been duly authorized, executed and delivered by the Trustee.

We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon the foregoing, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Notes, the Notes, when sold in exchange for the consideration set forth in the Prospectus, will be duly authorized and will be binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of

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and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Alberto-Culver Company

May 21, 2010

whether considered in a proceeding at law or equity), and entitled to the benefits of the Indenture.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and to the use of this opinion for filing with a Form 8-K as Exhibit 99.2 thereto.

Sincerely,

/s/ Mayer Brown LLP

MAYER BROWN LLP